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                                                                EXHIBIT 99(c)(1)

[MEMBERS LOGO]
CAPITAL ADVISORS
5910 Mineral Point Rd. - Madison, WI 53705-4456

December 20, 2004

Mike Mac Naught
Vice President National Accounts
MFS Investment Management
500 Boylston Street
Boston, MA 02116

Subject: Contract Termination

Dear Mike:

At the December 2, 2004, MEMBERS Mutual Funds/Ultra Series Fund Board of Trustees meeting, the sub-advisory agreement with Massachusetts Financial Services (MFS) was renewed through February 28, 2005. Please consider this our official notice of our intention to terminate that relationship effective at the close of business February 28, 2005.

This decision was not made without a great deal of consideration. MFS is a well-regarded organization, but the board decided to move in a different direction which it felt would better reflect the culture and needs of the fund complex.

We thank you for the service you personally and MFS as a firm have provided for the benefit of the funds' shareholders.

Sincerely,

Lawrence R. Halverson, CFA
Senior Vice President